Exhibit 99.1

Vantiv Reports Second Quarter 2013 Results

Net Revenue Grew 14% to $297 Million

Adjusted EBITDA Margin Expanded More Than 60 Basis Points to 51%

Pro Forma Adjusted Net Income per Share Increased 25% to $0.40

Revised 2013 Guidance for Net Revenue to $1.19 to $1.21 Billion and Pro Forma Adjusted Net Income per Share to $1.55-$1.59

Agreement to Acquire Element Payment Services, Inc. to Accelerate Partner Strategy in the Integrated Payments Market

CINCINNATI - July 25, 2013 - Vantiv, Inc. (NYSE: VNTV) (“Vantiv” or the “Company”) today announced financial results for the second quarter ended June 30, 2013. Revenue increased 11% to $519.4 million in the second quarter as compared to $469.6 million in the prior year period. Net revenue increased 14% to $296.9 million in the second quarter as compared to $260.4 million in the prior year period. Vantiv's 14% net revenue growth was due primarily to 8% transaction growth and a 6% expansion in net revenue per transaction. On a GAAP basis, net income attributable to Vantiv, Inc. was $28.9 million, or $0.20 per diluted share during the second quarter, compared with $23.0 million, or $0.18 per diluted share, in the prior year period. Pro forma adjusted net income increased 22% in the second quarter to $82.7 million as compared to $68.0 million in the prior year period. Pro forma adjusted net income per share increased 25% to $0.40 for the second quarter as compared to $0.32 in the prior year period. (See Schedule 2 for pro forma adjusted net income, Schedule 3 for net revenue per transaction, and Schedule 6 for GAAP net income reconciliation to pro forma adjusted net income.)

Vantiv's superior cost structure continues to drive high levels of profitability as reflected by the Company's second quarter adjusted EBITDA margin of 51.0%, which reflected more than 60 basis points in margin expansion over the prior year period. Adjusted EBITDA margin expanded given Vantiv's scale, combined with revenue and cost synergies realized through the acquisition of Litle and Co. (“Litle”) and success in the ecommerce market. (See Schedule 8 for reconciliation from GAAP net income to adjusted EBITDA.)

Vantiv refinanced its existing debt and borrowed an additional $650 million during the second quarter with $400 million of proceeds used to repurchase 17.5 million shares in connection with a recent secondary offering and the remainder to be utilized for general corporate purposes. As a result, the Company's weighted average adjusted shares outstanding fell to 207.9 million shares in the second quarter from 214.0 million shares in the prior year period.

Vantiv entered into an agreement to acquire Element Payment Services, Inc., with the transaction expected to close in the third quarter. Element is a leading, independent payments technology company focused on solutions for Independent Software Vendors (“ISV”) and is led by a talented leadership team. Vantiv does not expect the Element acquisition to have a material impact on the Company's full-year 2013 financial results.

“As we aggressively pursue our technology partner strategy, the acquisition of Element Payment Services will provide additional opportunities for Vantiv to penetrate numerous high-growth verticals by adding unique technological and sales channel capabilities to meet the needs of merchants who are increasingly seeking solutions that provide the end to end functionality needed to run their business,” said Charles Drucker, president and chief executive officer at Vantiv. “As has been the case with Litle, we expect that the combination of our two companies will create powerful capabilities designed to capitalize on market opportunities.”

“I am proud to report another strong quarter that demonstrates our team's focus on execution,” said Drucker. “We are winning in our traditional and ecommerce markets while also investing for the future. Our partnerships with leading technology providers enable us to bring innovative value-added solutions to the market and strategically position us as a partner of choice for financial institutions and merchants. Further, the debt refinancing and share repurchase that we completed during the quarter as well as the pending acquisition of Element demonstrate our commitments to growth and to our shareholders.”

Merchant Services

Net revenue increased 19% to $210.8 million in the second quarter as compared to $176.9 million in the prior year period, primarily due to an 8% increase in transactions and a 10% expansion in net revenue per transaction, including the recent acquisition of Litle and debit routing benefits. The Company's ecommerce business continued to generate superior growth during the second quarter with a 38% year-over-year increase in sales volume on a pro forma basis, due primarily to strong new sales and organic growth. Sales and marketing expenses increased to $70.4 million in the second quarter from $63.6 million in the prior year period.

Financial Institution Services

Net revenue increased 3% to $86.1 million in the second quarter from $83.4 million in the prior year period as transactions grew 5% year-over-year. Sales and marketing expenses fell to $6.1 million from $6.9 million in the prior year period.

2013 Financial Outlook

“Benefits of scale, revenue and cost synergies associated with growth in ecommerce, and increased net revenue per transaction are driving high margins,” said chief financial officer Mark Heimbouch. “For 2013, we now expect to generate up to 100 basis points of adjusted EBITDA margin expansion. Including the impact of the May share repurchase as well as adjusted EBITDA margin expansion, we are revising our pro forma adjusted net income per share guidance range to between $1.55 and $1.59 from our previous estimate of $1.46 to $1.50. Finally, we are tempering our net revenue expectations to reflect lower consumer spending trends as well the impact of it taking longer to penetrate certain new sales channels. We now expect to generate net revenue of $1.19 to $1.21 billion during 2013, representing 16% to 18% growth for the full year, as compared to our previous net revenue estimate of $1.21 to $1.23 billion. Finally, we now expect to generate GAAP earnings per diluted share of $0.91 to $0.96 for the full year, above our prior guidance range of $0.60 to $0.63.”

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss second quarter 2013 financial results today at 8:00 AM ET. Hosting the call will be Charles Drucker, president and chief executive officer and Mark Heimbouch, chief financial officer. The conference call can be accessed live over the phone by dialing (888) 599-8691, or for international callers (913) 312-1486, and referencing conference code 6753992. A replay will be available approximately two hours after the call concludes and can be accessed by dialing (888) 203-1112, or for international callers (719) 457-0820, and entering replay pass code 6753992. The replay will be available through Thursday, August 8, 2013. The call will be webcast live from the Company's investor relations website at http://investors.vantiv.com.

About Vantiv, Inc.

Vantiv, Inc. (NYSE: VNTV) is a leading, integrated payment processor differentiated by a single, proprietary technology platform. Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes in the U.S., enabling them to address their payment processing needs through a single provider. We build strong relationships with our customers, helping them become more efficient, more secure and more successful. Vantiv is the third largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S. The company's growth strategy includes expanding further into high growth payment segments, such as ecommerce, payment facilitation (PayFac™), mobile, prepaid and information solutions, and attractive industry verticals, such as petroleum, business-to-business, government, healthcare, gaming and education. For more information, visit www.vantiv.com.

Non-GAAP and Pro Forma Financial Measures

This earnings release presents non-GAAP and pro forma financial information including net revenue, adjusted EBITDA, pro forma adjusted net income, and pro forma adjusted net income per share information. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and pro forma financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risk factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission and include, but are not limited to: (i) the ability to keep pace with rapid developments and change in our industry and provide new services to our clients; (ii) competition within our industry; (iii) disclosure of unauthorized data and security breaches that expose us to liability, litigation and reputational damage; (iv) failures of our systems or systems of our third party providers; (v) our inability to expand our market share in existing markets or expand into new markets; (vi) our ability to identify acquisition, joint venture and partnership candidates and finance or integrate businesses, services or technologies that we acquire; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks; (viii) changes in payment network rules or standards; (ix) our ability to pass fee increases along to merchants; (x) termination of sponsorship or clearing services provided to us; (xi) increased attrition of our merchants, independent sales organizations, or ISOs, or referral partners; (xii) inability to successfully renew or renegotiate agreements with our clients or ISOs; (xiii) reductions in overall consumer, business and government spending; (xiv) fraud by merchants or others; (xv) a decline in the use of credit, debit or prepaid cards; (xvi) consolidation in the banking and retail industries; and (xvii) the effects of governmental regulation, changes in laws and outcomes of future litigation or investigations. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the Company's financial results and performance is included from time to time in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's periodic reports filed with the SEC, including the Company's Form 10-K for the year ended December 31, 2012, its Form 10-Q for the quarter ended March 31, 2013, and its Form 10-Q for the quarter ended June 30, 2013 to be filed with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts:

Investors
Nathan Rozof, CFA
Senior Vice President, Investor Relations
(866) 254-4811
(513) 900-4811
IR@vantiv.com

Media
Andrew Ciafardini
Director of Public Relations
(513) 900-5308
Andrew.Ciafardini@vantiv.com

Schedule 1
Vantiv, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2013	2012	% Change	2013	2012	% Change
Revenue	$519,409	$469,622	11%	$1,017,375	$902,411	13%
Network fees and other costs	222,502	209,244	6%	447,567	409,452	9%
Net revenue	296,907	260,378	14%	569,808	492,959	16%
Sales and marketing	76,436	70,532	8%	152,412	143,289	6%
Other operating costs	49,268	40,417	22%	99,828	79,426	26%
General and administrative	29,862	29,190	2%	60,961	57,787	5%
Depreciation and amortization	44,528	39,667	12%	87,824	78,562	12%
Income from operations	96,813	80,572	20%	168,783	133,895	26%
Interest expense—net	(9,899)	(10,169)	(3)%	(19,593)	(34,619)	(43)%
Non-operating expenses(1)	(20,000)	(836)	NM	(20,000)	(92,672)	(78)%
Income before applicable income taxes	66,914	69,567	(4)%	129,190	6,604	NM
Income tax expense	20,946	21,989	(5)%	38,757	1,954	NM
Net income	45,968	47,578	(3)%	90,433	4,650	NM
Less: Net income attributable to non-controlling interests	(17,060)	(24,622)	(31)%	(35,406)	(58)	NM
Net income attributable to Vantiv, Inc.	$28,908	$22,956	26%	$55,027	$4,592	NM

Net income per share attributable to Vantiv, Inc. Class A common stock:
Basic	$0.21	$0.19	11%	$0.40	$0.04	NM
Diluted(2)	$0.20	$0.18	11%	$0.38	$0.03	NM
Shares used in computing net income per share of Class A common stock:
Basic	137,342,051	122,777,349		137,213,875	107,897,927
Diluted	207,901,994	130,093,491		211,244,104	160,053,473

Non Financial Data:
Transactions (in millions)	4,195	3,895	8%	8,169	7,263	12%

(1) Non-operating expenses primarily consist of charges incurred with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012.
(2) Due to our structure as a C corporation and Vantiv Holding's structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect our income tax expense at an expected effective tax rate of 38.5% assuming the conversion of the Class B units of Vantiv Holding into shares of our Class A common stock. During the three months ended June 30, 2012, the 83,919,136 Class B units of Vantiv Holding were excluded in computing diluted net income per share because including them would have had an antidilutive effect. As the Class B units of Vantiv Holding were not included the numerator used in the calculation of diluted net income per share is equal to the numerator used in the calculation of basic net income per share. The components of the diluted net income per share calculation are as follows:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Income before applicable income taxes	$66,914	$—	$129,190	$6,604
Taxes @ 38.5%	25,762	—	49,738	2,543
Net income	$41,152	$22,956	$79,452	$4,061
Diluted shares	207,901,994	130,093,491	211,244,104	160,053,473
Diluted EPS	$0.20	$0.18	$0.38	$0.03

Schedule 2
Vantiv, Inc.
Pro Forma Adjusted Net Income
(Unaudited)
(in thousands, except share data)

See schedule 6 and 7 for a reconciliation of GAAP net income to pro forma adjusted net income.

	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2013	2012	% Change	2013	2012	% Change
Revenue	$519,409	$469,622	11%	$1,017,375	$902,411	13%
Network fees and other costs	222,502	209,244	6%	447,567	409,452	9%
Net revenue	296,907	260,378	14%	569,808	492,959	16%
Sales and marketing	76,436	70,532	8%	152,412	143,289	6%
Other operating costs	47,326	39,070	21%	95,875	77,627	24%
General and administrative	21,815	19,728	11%	44,964	38,055	18%
Adjusted EBITDA(1)	151,330	131,048	15%	276,557	233,988	18%
Depreciation and amortization	14,082	10,381	36%	26,918	19,987	35%
Adjusted income from operations	137,248	120,667	14%	249,639	214,001	17%
Interest expense—net	(9,899)	(10,169)	(3)%	(19,593)	(34,619)	(43)%
Non-GAAP adjusted income before applicable income taxes	127,349	110,498	15%	230,046	179,382	28%
Pro Forma Adjustments:
Income tax expense (at an effective tax rate of 38.5%)(2)	49,029	42,542	15%	88,567	69,062	28%
Tax adjustments(3)	(4,394)	—	NM	(8,636)	—	NM
Pro forma adjusted net income(4)	$82,714	$67,956	22%	$150,115	$110,320	36%

Pro forma adjusted net income per share(5)	$0.40	$0.32	25%	$0.71	$0.52	37%

Adjusted shares outstanding(6)	207,901,994	214,012,627		211,244,104	213,158,581

Non Financial Data:
Transactions (in millions)	4,195	3,895	8%	8,169	7,263	12%

Non-GAAP and Pro Forma Financial Measures
This schedule presents non-GAAP and pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

Pro forma adjusted net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (b) non-operating expenses primarily associated with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012; (c) adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock; (d) share-based compensation; (e) acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank; and (f) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

(1) See schedule 8 for a reconciliation of GAAP net income to adjusted EBITDA.
(2) Represents adjustments to income tax expense to reflect an effective tax rate of 38.5%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(3) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.
(4) Pro forma adjusted net income assumes the conversion of non-controlling interests into shares of Class A common stock.
(5) Pro forma adjusted net income per share is calculated as pro forma adjusted net income divided by adjusted shares outstanding.
(6) Shares for the six months ended June 30, 2012 are pro forma and weighted assuming the equity structure was in place January 1, 2012.

Schedule 3
Vantiv, Inc.
Segment Information
(Unaudited)
(in thousands)

	Three Months Ended June 30, 2013
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$398,553	$120,856	$—	$519,409
Network fees and other costs	187,726	34,776	—	222,502
Net revenue	210,827	86,080	—	296,907
Sales and marketing	70,350	6,086	—	76,436
Segment profit	$140,477	$79,994	$—	$220,471

Non-financial data:
Transactions (in millions)	3,273	922		4,195
Net revenue per transaction	$0.0644	$0.0934		$0.0708

	Three Months Ended June 30, 2012
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$351,828	$117,794	$—	$469,622
Network fees and other costs	174,889	34,355	—	209,244
Net revenue	176,939	83,439	—	260,378
Sales and marketing	63,649	6,883	—	70,532
Segment profit	$113,290	$76,556	$—	$189,846

Non-financial data:
Transactions (in millions)	3,021	874		3,895
Net revenue per transaction	$0.0586	$0.0955		$0.0668

	Six Months Ended June 30, 2013
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$784,137	$233,238	$—	$1,017,375
Network fees and other costs	381,722	65,845	—	447,567
Net revenue	402,415	167,393	—	569,808
Sales and marketing	140,500	11,912	—	152,412
Segment profit	$261,915	$155,481	$—	$417,396

Non-financial data:
Transactions (in millions)	6,396	1,773		8,169
Net revenue per transaction	$0.0629	$0.0944		$0.0698

	Six Months Ended June 30, 2012
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$674,806	$227,605	$—	$902,411
Network fees and other costs	340,415	69,037	—	409,452
Net revenue	334,391	158,568	—	492,959
Sales and marketing	130,348	12,941	—	143,289
Segment profit	$204,043	$145,627	$—	$349,670

Non-financial data:
Transactions (in millions)	5,566	1,697		7,263
Net revenue per transaction	$0.0601	$0.0934		$0.0679

Schedule 4
Vantiv, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in thousands)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$472,591	$67,058
Accounts receivable—net	395,643	397,664
Related party receivable	4,552	4,415
Settlement assets	107,023	429,377
Prepaid expenses	14,660	10,629
Other	12,383	11,934
Total current assets	1,006,852	921,077

Customer incentives	29,647	28,927
Property and equipment—net	196,042	174,940
Intangible assets—net	827,758	884,536
Goodwill	1,808,476	1,804,592
Deferred taxes	306,661	141,361
Other assets	36,029	24,096
Total assets	$4,211,465	$3,979,529

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$215,611	$215,998
Related party payable	2,693	1,625
Settlement obligations	310,503	542,564
Current portion of note payable	92,500	92,500
Current portion of tax receivable agreement obligations to related parties	31,595	—
Deferred income	11,085	9,667
Current maturities of capital lease obligations	4,648	5,505
Other	1,481	1,609
Total current liabilities	670,116	869,468
Long-term liabilities:
Note payable	1,764,624	1,163,605
Tax receivable agreement obligations to related parties	694,905	484,700
Capital lease obligations	14,403	8,275
Deferred taxes	10,506	8,207
Other	2,418	1,039
Total long-term liabilities	2,486,856	1,665,826
Total liabilities	3,156,972	2,535,294

Commitments and contingencies
Equity:
Total equity (1)	1,054,493	1,444,235
Total liabilities and equity	$4,211,465	$3,979,529

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Vantiv, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,	June 30,
	2013	2012
Operating Activities:
Net income	$90,433	$4,650
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	87,824	78,562
Amortization of customer incentives	4,962	2,898
Amortization and write-off of debt issuance costs	22,156	57,406
Share-based compensation expense	13,930	17,492
Change in operating assets and liabilities:
Decrease in accounts receivable and related party receivable	1,884	8,850
Increase (decrease) in net settlement assets and obligations	90,293	(5,051)
Increase in customer incentives	(8,712)	(4,089)
Increase in prepaid and other assets	(957)	(12,621)
Decrease in accounts payable and accrued expenses	(5,202)	(15,126)
Increase (decrease) in payable to related party	1,068	(3,054)
Increase in other liabilities	1,350	2,758
Net cash provided by operating activities	299,029	132,675

Investing Activities:
Purchases of property and equipment	(30,597)	(24,492)
Acquisition of customer portfolios and related assets	(5,953)	(5,454)
Purchase of investments	(1,677)	—
Net cash used in investing activities	(38,227)	(29,946)

Financing Activities:
Proceeds from initial public offering, net of offering costs of $39,091	—	460,913
Proceeds from follow-on offering, net of offering costs of $1,951	—	33,512
Proceeds from issuance of long-term debt	1,850,000	1,248,750
Repayment of debt and capital lease obligations	(1,255,078)	(1,780,400)
Payment of debt issuance costs	(26,288)	(28,949)
Purchase of Class B units in Vantiv Holding from Fifth Third Bank	—	(33,512)
Repurchase of Class A common stock	(400,000)	—
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(11,122)	(14,045)
Tax benefit from employee share-based compensation	5,166	11,900
Distribution to funds managed by Advent International Corporation	—	(40,086)
Distribution to non-controlling interests	(17,947)	(22,538)
Net cash provided by (used in) financing activities	144,731	(164,455)

Net increase (decrease) in cash and cash equivalents	405,533	(61,726)
Cash and cash equivalents—Beginning of period	67,058	370,549
Cash and cash equivalents—End of period	$472,591	$308,823

Cash Payments:
Interest	$16,743	$41,981
Taxes	29,198	4,800
Non-cash Items:
Issuance of tax receivable agreements	$241,800	$333,000
Accrual of secondary offering costs	—	3,000

Schedule 6
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Three Months Ended June 30, 2013
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$519,409	$—	$—	$—	$—	$—		$519,409
Network fees and other costs	222,502	—	—	—	—	—		222,502
Net revenue	296,907	—	—	—	—	—		296,907
Sales and marketing	76,436	—	—	—	—	—		76,436
Other operating costs	49,268	(1,942)	—	—	—	—		47,326
General and administrative	29,862	(857)	(7,190)	—	—	—		21,815
Depreciation and amortization	44,528	—	—	(30,446)	—	—		14,082
Income from operations	96,813	2,799	7,190	30,446	—	—		137,248
Interest expense—net	(9,899)	—	—	—	—	—		(9,899)
Non-operating expenses	(20,000)	—	—	—	20,000	—		—
Income before applicable income taxes	66,914	2,799	7,190	30,446	20,000	—		127,349
Income tax expense	20,946	—	—	—	—	28,083	(4)	49,029
Tax adjustments	—	—	—	—	—	(4,394)	(5)	(4,394)
Net income	$45,968	$2,799	$7,190	$30,446	$20,000	$(23,689)		$82,714

	Three Months Ended June 30, 2012
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$469,622	$—	$—	$—	$—	$—		$469,622
Network fees and other costs	209,244	—	—	—	—	—		209,244
Net revenue	260,378	—	—	—	—	—		260,378
Sales and marketing	70,532	—	—	—	—	—		70,532
Other operating costs	40,417	(1,347)	—	—	—	—		39,070
General and administrative	29,190	(633)	(8,829)	—	—	—		19,728
Depreciation and amortization	39,667	—	—	(29,286)	—	—		10,381
Income from operations	80,572	1,980	8,829	29,286	—	—		120,667
Interest expense—net	(10,169)	—	—	—	—	—		(10,169)
Non-operating expenses	(836)	—	—	—	836	—		—
Income before applicable income taxes	69,567	1,980	8,829	29,286	836	—		110,498
Income tax expense	21,989				—	20,553	(4)	42,542
Tax adjustments	—	—	—	—	—	—	(5)	—
Net income	$47,578	$1,980	$8,829	$29,286	$836	$(20,553)		$67,956
Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Represents non-operating expenses primarily associated with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012.
(4) Represents adjustments to income tax expense to reflect an effective tax rate of 38.5%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(5) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

Schedule 7
Vantiv, Inc.
Reconciliation of GAAP Net Income to Pro Forma Adjusted Net Income
(Unaudited)
(in thousands)

	Six Months Ended June 30, 2013
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$1,017,375	$—	$—	$—	$—	$—		$1,017,375
Network fees and other costs	447,567	—	—	—	—	—		447,567
Net revenue	569,808	—	—	—	—	—		569,808
Sales and marketing	152,412	—	—	—	—	—		152,412
Other operating costs	99,828	(3,953)	—	—	—	—		95,875
General and administrative	60,961	(2,067)	(13,930)	—	—	—		44,964
Depreciation and amortization	87,824	—	—	(60,906)	—	—		26,918
Income from operations	168,783	6,020	13,930	60,906	—	—		249,639
Interest expense—net	(19,593)	—	—	—	—	—		(19,593)
Non-operating expenses	(20,000)	—	—	—	20,000	—		—
Income before applicable income taxes	129,190	6,020	13,930	60,906	20,000	—		230,046
Income tax expense	38,757	—	—	—	—	49,810	(4)	88,567
Tax adjustments	—	—	—	—	—	(8,636)	(5)	(8,636)
Net income	$90,433	$6,020	$13,930	$60,906	$20,000	$(41,174)		$150,115

	Six Months Ended June 30, 2012
		Non-GAAP Adjustments				Pro Forma Adjustments
	GAAP	Transition, Acquisition and Integration(1)	Share-Based Compensation	Amortization of Intangible Assets(2)	Non Operating Expenses(3)	Tax Adjustments		Pro Forma Adjusted Net Income
Revenue	$902,411	$—	$—	$—	$—	$—		$902,411
Network fees and other costs	409,452	—	—	—	—	—		409,452
Net revenue	492,959	—	—	—	—	—		492,959
Sales and marketing	143,289	—	—	—	—	—		143,289
Other operating costs	79,426	(1,799)	—	—	—	—		77,627
General and administrative	57,787	(2,240)	(17,492)	—	—	—		38,055
Depreciation and amortization	78,562	—	—	(58,575)	—	—		19,987
Income from operations	133,895	4,039	17,492	58,575	—	—		214,001
Interest expense—net	(34,619)	—	—	—	—	—		(34,619)
Non-operating expenses	(92,672)	—	—	—	92,672	—		—
Income before applicable income taxes	6,604	4,039	17,492	58,575	92,672	—		179,382
Income tax expense	1,954	—	—	—	—	67,108	(4)	69,062
Tax adjustments	—	—	—	—	—	—	(5)	—
Net income	$4,650	$4,039	$17,492	$58,575	$92,672	$(67,108)		$110,320

Pro Forma Financial Measures
This schedule presents pro forma financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.
(2) Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.
(3) Represents non-operating expenses primarily associated with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012.
(4) Represents adjustments to income tax expense to reflect an effective tax rate of 38.5%, assuming the conversion of the Class B units of Vantiv Holding into shares of Class A common stock, including the tax effect of adjustments described above.
(5) Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Vantiv Holding, net of payment obligations under tax receivable agreements established at the time of our initial public offering.

Schedule 8
Vantiv, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2013	2012	% Change	2013	2012	% Change
Net income	$45,968	$47,578	(3)%	$90,433	$4,650	NM
Income tax expense	20,946	21,989	(5)%	38,757	1,954	NM
Non-operating expenses(1)	20,000	836	NM	20,000	92,672	(78)%
Interest expense—net	9,899	10,169	(3)%	19,593	34,619	(43)%
Share-based compensation	7,190	8,829	(19)%	13,930	17,492	(20)%
Transition, acquisition and integration costs(2)	2,799	1,980	41%	6,020	4,039	49%
Depreciation and amortization	44,528	39,667	12%	87,824	78,562	12%
Adjusted EBITDA	$151,330	$131,048	15%	$276,557	$233,988	18%

Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1) Represents non-operating expenses primarily associated with the refinancing of our debt in May 2013 and our debt refinancing and termination of interest rate swaps in March 2012.
(2) Represents acquisition and integration costs incurred in connection with our acquisitions and costs associated with our separation from Fifth Third Bank.